Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:         Barbara K. Baker
       Vice President, Investor Relations
       (248) 258-7367
          www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS ANNOUNCES STRONG 2006 EARNINGS

•	FFO per Share up 18% over 2005, $0.06 over Consensus
•	Year End Occupancy Reaches 91.3%, up 1.3%
•	50.8% Total Return to Shareholders in 2006
•	Ten-year Compounded Annual Return to Shareholders of 22%

BLOOMFIELD HILLS, Mich., February 7, 2007 -- Taubman Centers, Inc. (NYSE:TCO) today reported strong financial results for the quarter and year ended December 31, 2006.
Net Income allocable to common shareholders per diluted common share (EPS) for the year ended December 31, 2006 was $0.40 versus $0.87 for the year ended December 31, 2005. Net Income during 2005 included a $52.8 million gain ($1.04 per share) on the sale of Woodland Mall (Grand Rapids, Mich.) that occurred in the fourth quarter. EPS for the quarter ended December 31, 2006 was $0.32 versus $0.93 for the quarter ended December 31, 2005.
For the year ended December 31, 2006, Funds from Operations (FFO) per diluted share was $2.56, an increase of 18.0 percent over $2.17 per diluted share for the year ended December 31, 2005. Adjusted FFO per share was $2.65 in 2006, up 12.3 percent from $2.36 in 2005. Adjusted FFO excludes financing-related charges in both years.
For the quarter ended December 31, 2006, FFO per diluted share was $0.83, an increase of 33.9 percent from $0.62 for the quarter ended December 31, 2005. There were no financing-related charges in the fourth quarter of 2006. FFO per diluted share was up 7.8 percent from Adjusted FFO per share of $0.77 for the quarter ended December 31, 2005, which excludes financing-related charges incurred in the quarter.
“We continue to benefit from momentum in our core portfolio,” said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. “Our strong performance has been reflected in our stock price - generating a 50.8 percent total return to shareholders in 2006 and a compound annual average return of 22.0 percent over the last 10 years.”

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Record Sales Productivity, Strong Occupancy Increases
During the year, the company's properties achieved record average tenant sales per square foot of $539, up 6.1 percent from $508 per square foot in 2005. This follows comparable center sales per square foot increases of 9.0 percent in 2005 and 8.2 percent in 2004. “We are continuing to gain market share in our centers as evidenced by sales increases that are well in excess of inflation,” said Mr. Taubman. “We have now had three consecutive years of strong sales performance. Clearly, dominant regional malls such as ours are customers’ preferred shopping venues.”
Occupancy in Taubman properties reached 91.3 percent at December 31, 2006, an increase of 1.3 percent over 90.0 percent at December 31, 2005. “This is reflective of the current strong retail environment and our intensive leasing focus,” said Mr. Taubman. “Retailers are attracted to high quality shopping centers where they can be the most profitable.”

2006 Year in Review: Expansion and Development Activity

The company continues to build on its successful history of growth with expansions of existing centers, progress on U.S. developments and opportunities in Asia. During 2006, the company:

•
Announced the first stores and restaurants for The Mall at Partridge Creek (Clinton Township, Mich.). The open-air shopping center, anchored by Nordstrom, Parisian and MJR Cinema 14, is under construction and scheduled to open in October 2007. Distinctive dining options will include names such as P.F. Chang’s China Bistro, Bravo! Italian Kitchen, California Pizza Kitchen, Max & Erma's, and Bar Louie. Retailers slated to open at The Mall at Partridge Creek include Apple, Ann Taylor, Coldwater Creek, J. Crew, Brooks Brothers, Banana Republic, Lucky Brand Jeans, Swarovksi Gallery Store, Janie and Jack, Skechers, and Delia’s;

•
Began construction on the 165,000 square foot Nordstrom store and 97,000 square feet of mall shops at Twelve Oaks Mall (Novi, Mich.) opening September 2007. In addition, Macy’s will be renovating their store and expanding by 60,000 square feet;

•
Began construction on the new 140,000 square foot Nordstrom store at Cherry Creek Shopping Center (Denver, Colo.) opening October 2007. It replaces the former Lord & Taylor store and joins Neiman Marcus, Saks Fifth Avenue, and the flagship Macy’s store in Denver’s premier shopping destination;

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Taubman Centers/3

•
Welcomed shoppers to The Pier Shops at Caesars (Atlantic City, N.J.), which opened in phases throughout the year. Developed by the Gordon Group, Taubman assumed full management of the center in January 2007. The center features stores such as Gucci, Coach, Louis Vuitton, Bottega Veneta, Salvatore Ferragamo, Tiffany & Co., Apple, Burberry, A/X Armani Exchange, and Scoop NYC. Its unique restaurants by some of America’s great restaurateurs include Phillips Seafood, Souzai Sushi & Sake, Steven Starr’s Buddakan and The Continental, Patrick Lyon’s Game On, Sonsie, The Trinity Pub, and coming soon, Jeffrey Chodorow’s rumjungle;

•
Began construction and completed the leasing of a lifestyle component addition to Stamford Town Center (Stamford, Conn.), which will transform the area once occupied by the Filene’s department store into new restaurant and retail space opening onto a landscaped outdoor plaza. The lifestyle component, which will open in November 2007, includes The Capital Grille, Mitchell’s Fish Market, P.F. Chang’s China Bistro, California Pizza Kitchen, Kona Grill, Famous Dave’s Bar-B-Que, and Cosi as well as the state’s largest Barnes & Noble. It will also feature the area’s first H&M store;

•
Completed the renovation of tenant space at Waterside Shops at Pelican Bay (Naples, Fla.). Substantially all the tenants such as Hermes, Cartier, Tiffany & Co., Gucci, and Louis Vuitton were open for the 2006 holiday season. A new Nordstrom store will open at the center in fall 2008;

•
Made significant progress in the pre-development of City Creek Center, an urban mixed use project being created in downtown Salt Lake City by Property Reserve, Inc. (PRI), the commercial real estate arm of The Church of Jesus Christ of Latter-day Saints. Nordstrom, Macy’s, and Dillard’s have announced they will anchor the retail center;

•
Completed an agreement to provide development services for a 1.2 million square foot retail and entertainment complex in New Songdo City, Incheon, South Korea, 35 miles southwest of Seoul. The complex will be the first significant retail space in New Songdo, a massive master-planned, international business city being developed on 1,500 acres of reclaimed land along Incheon’s waterfront. The center will begin construction in 2007, is expected to open in early 2010 and will feature approximately 170 stores; and

•
Was selected as the preferred retail partner for Macao Studio City. Macao Studio City will be Asia’s first leisure resort property combining theatre, television, and film production facilities, retail, gaming, entertainment, and world-class hotels located on prime land on the Cotai Strip of Macao. Taubman Asia has signed a term sheet to acquire a minority position in the retail component of the project and will provide development, leasing and management services, subject to definitive agreements to be completed in the first half of 2007.

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2006 Year in Review: Financing Activity
“We entered 2006 having just refinanced The Mall at Short Hills (Short Hills, N.J.) with a $540 million 5.5 percent fixed-rate 10-year loan. This, combined with over $1 billion of financings completed in 2006, provided us with the liquidity to pay off floating rate loans, reduce our average interest rate and further strengthen our balance sheet,” said Lisa A. Payne, vice chairman and chief financial officer. “At December 31, 2006, floating rate debt represented 1.5 percent of our market capitalization and the average interest rate on our debt outstanding was 5.7 percent. We currently have no significant debt maturities until January 2008.” In 2006 the company:

•
Completed a $215.5 million, 10-year interest-only, non-recourse financing with a fixed rate of 5.41 percent on Northlake Mall (Charlotte, N.C.), generating $44 million of proceeds in excess of the company’s investment in the center;

•	Paid off floating rate loans in the amount of $144.4 million on The Shops at Willow Bend (Plano, Texas) and $56.2 million on The Mall at Oyster Bay (Syosset, NY) ;

•	Closed on a $280 million, fixed-rate refinancing of Cherry Creek Shopping Center at a rate of 5.24 percent, using the proceeds to pay down the existing $173 million 7.68 percent loan;

•	Redeemed the remaining $113 million of Series A 8.30 percent Cumulative Redeemable Preferred Stock;

•
Renegotiated its primary $350 million line of credit facility, extending it one year to February 2009 with an additional one-year extension option. The new facility, under which Dolphin Mall (Miami, Fla.), Fairlane Town Center (Dearborn, Mich.), and Twelve Oaks Mall are direct borrowers, is priced at 70 basis points over LIBOR, a reduction of 10 basis points from the prior facility;

•	Completed an $81 million four-year construction facility for The Mall at Partridge Creek. This floating-rate facility bears interest at LIBOR plus 1.15 percent;

•
Placed a $165 million permanent loan on Waterside Shops at Pelican Bay in which Taubman owns a 25 percent interest. The new 10-year interest-only non-recourse loan carries a fixed interest rate of 5.54 percent;

•
Purchased a 50 percent interest in the land under Sunvalley (Concord, Calif.), which was subject to two ground leases, enhancing the value of the center and the ultimate control of the property. The company placed a 6-year, $30 million interest-only, non-recourse loan on the land and swapped the rate in early January to a fixed rate of 5.95 percent; and

•	Increased its common dividend by 23 percent, the eleventh consecutive 4th quarter dividend increase.

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Raising 2007 Guidance
The company is raising its guidance for 2007. The company expects to report 2007 FFO per diluted share in the range of $2.77 to $2.82. The company anticipates its 2007 Net Income allocable to common shareholders to be in the range of $0.70 to $0.88 per common share.

Supplemental Investor Information Available
The company provides supplemental investor information coincident with its earnings announcements. It is available online at www.taubman.com under “Investor Relations.” This packet includes the following information:

•	Income Statements
•	Reconciliations of Earnings Measures to Net Income
•	Changes in Funds from Operations and Earnings Per Share
•	Components of Other Income, Other Operating Expense, and Gains on Land Sales and Interest Income
•	Balance Sheets
•	Debt Summary
•	Other Debt and Equity Information
•	Construction and Center Openings
•	Capital Spending
•	Divestitures
•	Operational Statistics
•	Owned Centers
•	Major Tenants in Owned Portfolio
•	Anchors in Owned Portfolio

Investor Conference Call
The company will provide an online Web simulcast and rebroadcast of its 2006 fourth quarter earnings release conference call in which the company will review the results for the quarter and year, progress on its development and financing plans. The live broadcast of the conference call will be available online at www.taubman.com under "Investor Relations," www.fulldisclosure.com and www.streetevents.com on February 8 beginning at 11:00 a.m. EST. The online replay will follow shortly after the call and continue for approximately 90 days. In addition, the conference call will be available as a podcast at www.reitcafe.com.

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Taubman Centers/6

Taubman Centers, Inc., a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 23 urban and suburban regional and super regional shopping centers in 11 states with an industry-leading sales productivity averaging well over $500 per square foot. In addition, The Mall at Partridge Creek is under construction and will open in October 2007. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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Taubman Centers/7

TAUBMAN CENTERS, INC.
Table 1 - Summary of Results
For the Three Months and Year Ended December 31, 2006 and 2005
(in thousands of dollars, except as indicated)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005

Income before gain on disposition of interest in center and minority and preferred interests (1)	35,199	18,237	95,140	57,432
Gain on disposition of interest in center (2)	-	52,799	-	52,799
Minority share of consolidated joint ventures(3)	(3,518)	(191)	(10,693)	(167)
Minority share of income of TRG (3)	(10,161)	(32,247)	(22,816)	(40,403)
Distributions in excess of minority share of income of TRG	(37)	23,408	(14,054)	4,534
TRG preferred distributions	(615)	(615)	(2,460)	(2,460)
Net income	20,868	61,391	45,117	71,735
Preferred dividends(4)	(3,659)	(6,004)	(23,723)	(27,622)
Net income allocable to common shareowners	17,209	55,387	21,394	44,113
Net income per common share - basic	0.33	1.09	0.41	0.87
Net income per common share - diluted	0.32	0.93	0.40	0.87
Beneficial interest in EBITDA - consolidated businesses (5) (6)	82,837	74,977	294,953	250,089
Beneficial interest in EBITDA - unconsolidated joint ventures (5) (6)	26,353	33,253	91,559	113,453
Funds from Operations (5)	68,632	50,727	210,449	177,684
Funds from Operations allocable to TCO (5)	44,792	31,842	136,736	110,578
Funds from Operations per common share - basic (5)	0.85	0.63	2.60	2.19
Funds from Operations per common share - diluted (5)	0.83	0.62	2.56	2.17
Weighted average number of common shares outstanding-basic	52,914,961	50,891,067	52,661,024	50,459,314
Weighted average number of common shares outstanding -diluted	53,378,733	63,332,717	52,979,453	50,530,139
Common shares outstanding at end of period	52,931,594	51,866,184
Weighted average units - Operating Partnership - basic	81,078,697	81,074,559	81,077,612	81,064,628
Weighted average units - Operating Partnership - diluted	82,413,731	82,017,514	82,267,303	82,006,498
Units outstanding at end of period - Operating Partnership	81,078,700	81,074,633
Ownership percentage of the Operating Partnership at end of period	65.3%	64.0%
Number of owned shopping centers at end of period	22	21	22	21

Operating Statistics (7):
Mall tenant sales	1,447,188	1,393,006	4,348,826	4,124,534
Mall tenant sales - comparable (8)	1,368,179	1,322,384	4,136,207	3,934,877
Ending occupancy	91.3%	90.0%	91.3%	90.0%
Ending occupancy - comparable(8)	91.2%	90.2%	91.2%	90.2%
Average occupancy	90.6%	89.7%	89.2%	88.9%
Average occupancy - comparable(8)	90.4%	90.0%	89.1%	89.1%
Leased space at end of period	92.5%	91.7%	92.5%	91.7%
Leased space at end of period - comparable (8)	92.3%	91.5%	92.3%	91.5%
Mall tenant occupancy costs as a percentage of tenant sales-consolidated businesses (6)	12.1%	11.6%	14.4%	14.3%
Mall tenant occupancy costs as a percentage of tenant sales-unconsolidated joint ventures (6)	10.4%	11.0%	12.5%	13.2%
Rent per square foot - consolidated businesses (6) (8)	43.40	41.16	43.20	41.41
Rent per square foot - unconsolidated joint ventures (6) (8)	40.48	42.00	41.03	42.28

Taubman Centers/8

(1)
Income before gain on disposition of interest in center and minority and preferred interests for the year ended December 31, 2006 includes charges of $1.0 million and $2.1 million, respectively, in connection with the write-off of financing costs related to the refinancing of the loan on Dolphin Mall and pay-off of the loans on The Shops at Willow Bend prior to their maturity dates. Income before gain on disposition of interest in center and minority and preferred interests for the three months and year ended December 31, 2005 includes a $12.7 million charge incurred in connection with the prepayment premium and write-off of financing costs related to the refinancing of The Mall at Short Hills, the pay-off of the Northlake Mall loan, and debt modifications in connection with the pay-off of the Oyster Bay loan.

(2)	In December 2005, a 50% owned unconsolidated joint venture sold its interest in Woodland for $177.4 million.

(3)
Because the net equity balances of the Operating Partnership and the outside partners in certain consolidated joint ventures are less than zero, the income allocated to the minority and outside partners during the three months and year ended December 31, 2006 and 2005 is equal to their share of distributions. The net equity of these minority partners is less than zero due to accumulated distributions in excess of net income and not as a result of operating losses.

(4)
Preferred dividends for the year ended December 31, 2006 include charges of $4.0 million and $0.6 million incurred in connection with the redemption of the remaining $113 million of the Series A Preferred Stock and the redemption of the Series I Preferred Stock, respectively. Preferred dividends for the year ended December 31, 2005 include a $3.1 million charge incurred in connection with the redemption of $87 million of the Series A Preferred Stock.

(5)
Beneficial Interest in EBITDA represents the Operating Partnership’s share of the earnings before interest and depreciation and amortization of its consolidated and unconsolidated businesses. The Company believes Beneficial Interest in EBITDA provides a useful indicator of operating performance, as it is customary in the real estate and shopping center business to evaluate the performance of properties on a basis unaffected by capital structure.

The National Association of Real Estate Investment Trusts (NAREIT) defines Funds from Operations (FFO) as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts have considered presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs. FFO is primarily used by the Company in measuring performance and in formulating corporate goals and compensation.

These non-GAAP measures as presented by the Company are not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions. None of these non-GAAP measures should be considered alternatives to net income as an indicator of the Company's operating performance, and they do not represent cash flows from operating, investing, or financing activities as defined by GAAP.

(6)
The results of Cherry Creek Shopping Center are presented within the Consolidated Businesses for periods beginning January 1, 2006, as a result of the Company's adoption of EITF 04-5. Results of Cherry Creek prior to 2006 are included within the Unconsolidated Joint Ventures.

(7)	All operating statistics other than the number of owned properties at end of period exclude The Pier Shops at Caesars, which opened in late June 2006.

(8)
Statistics exclude Northlake Mall, Waterside Shops at Pelican Bay, and Woodland (with the exception of sales statistics, which include Waterside). 2005 statistics have been restated to include comparable centers to 2006.

Taubman Centers/9

TAUBMAN CENTERS, INC.
Table 2 - Income Statement (1)
For the Quarters Ended December 31, 2006 and 2005
(in thousands of dollars)

	2006		2005
		UNCONSOLIDATED		UNCONSOLIDATED
	CONSOLIDATED	JOINT	CONSOLIDATED	JOINT
	BUSINESSES	VENTURES (2)	BUSINESSES	VENTURES (2)

REVENUES:
Minimum rents	82,201	40,795	71,865	47,898
Percentage rents	8,448	4,735	6,099	5,303
Expense recoveries	60,040	24,707	45,847	32,857
Management, leasing and development services	3,108		4,894
Other	9,277	1,921	7,178	1,649
Total revenues	163,074	72,158	135,883	87,707

EXPENSES:
Maintenance, taxes and utilities	39,636	19,274	31,639	20,256
Other operating	20,486	7,695	14,679	8,203
Management, leasing and development services	1,497		3,308
General and administrative	8,698		7,370
Interest expense (3)	30,175	17,028	42,361	17,087
Depreciation and amortization	38,343	13,237	33,631	14,922
Total expenses	138,835	57,234	132,988	60,468

Gains on land sales and interest income	381	426	602	345
	24,620	15,350	3,497	27,584
Equity in income of Unconsolidated Joint Ventures	10,579		14,740

Income before minority and preferred interests	35,199		18,237
Gain on disposition of interest in center (4)			52,799
Minority and preferred interests:
TRG preferred distributions	(615)		(615)
Minority share of consolidated joint ventures	(3,518)		(191)
Minority share of income of TRG	(10,161)		(32,247)
Distributions less than (in excess of) minority share of income of TRG	(37)		23,408
Net income	20,868		61,391
Preferred dividends	(3,659)		(6,004)
Net income allocable to common shareowners	17,209		55,387

SUPPLEMENTAL INFORMATION:
EBITDA - 100%	93,138	45,615	79,489	59,593
EBITDA - outside partners' share	(10,301)	(19,262)	(4,512)	(26,340)
Beneficial interest in EBITDA	82,837	26,353	74,977	33,253
Beneficial interest expense	(26,897)	(8,299)	(40,895)	(9,499)
Non-real estate depreciation	(1,088)		(490)
Preferred dividends and distributions	(4,274)		(6,619)
Funds from Operations contribution	50,578	18,054	26,973	23,754

Net straightline adjustments to rental revenue, recoveries,
and ground rent expense at TRG %	328	202	413	(32)

(1)
The results of Cherry Creek Shopping Center are presented within the Consolidated Businesses for periods beginning January 1, 2006, as a result of the Company's adoption of EITF 04-5. Results of Cherry Creek prior to 2006 are included within the Unconsolidated Joint Ventures. In addition, in 2006 the Company modified its income statement presentation for depreciation of center replacement assets, revenues and expenses related to marketing and promotion services, and gains on land sales and interest income. As a result, certain reclassifications have been made to prior year amounts to conform to current year classifications.

(2)
With the exception of the Supplemental Information, amounts include 100% of the Unconsolidated Joint Ventures, including The Pier Shops at Caesars in 2006. Amounts are net of intercompany transactions. The Unconsolidated Joint Ventures are presented at 100% in order to allow for measurement of their performance as a whole, without regard to the Company's ownership interest. The Company accounts for its investments in the Unconsolidated Joint Ventures under the equity method.

(3)
Interest expense for the three months ended December 31, 2005 includes a $12.7 million charge incurred in connection with a prepayment premium and the write-off of financing costs related to the refinancing of The Mall at Short Hills, the pay-off of the Northlake Mall loan, and debt modifications in connection with the pay-off of the Oyster Bay loan.

(4)
In December 2005, a 50% owned unconsolidated joint venture sold its interest in Woodland. The Company's equity in the gain on the sale is separately presented on the income statement, and is therefore excluded from the Equity in income of Unconsolidated Joint Ventures line item.

Taubman Centers/10

TAUBMAN CENTERS, INC.
Table 3 - Income Statement (1)
For the Years Ended December 31, 2006 and 2005
(in thousands of dollars)

	2006		2005
		UNCONSOLIDATED		UNCONSOLIDATED
	CONSOLIDATED	JOINT	CONSOLIDATED	JOINT
	BUSINESSES	VENTURES (2)	BUSINESSES	VENTURES (2)

REVENUES:
Minimum rents	311,187	148,846	262,106	184,528
Percentage rents	14,700	8,037	9,835	8,112
Expense recoveries	206,190	85,642	164,614	104,103
Management, leasing and development services	11,777		13,818
Other	35,430	9,672	29,032	8,669
Total revenues	579,284	252,197	479,405	305,412

EXPENSES:
Maintenance, taxes and utilities	152,885	64,313	126,395	71,300
Other operating	71,643	26,255	57,678	29,634
Management, leasing and development services	5,730		9,072
General and administrative	30,290		27,746
Interest expense (3)	128,643	57,563	121,612	67,591
Depreciation and amortization	137,957	45,800	128,377	54,813
Total expenses	527,148	193,931	470,880	223,338

Gains on land sales and interest income	9,460	1,289	6,457	827
	61,596	59,555	14,982	82,901
Equity in income of Unconsolidated Joint Ventures	33,544		42,450

Income before minority and preferred interests	95,140		57,432
Gain on disposition of interest in center (4)			52,799
Minority and preferred interests:
TRG preferred distributions	(2,460)		(2,460)
Minority share of consolidated joint ventures	(10,693)		(167)
Minority share of income of TRG	(22,816)		(40,403)
Distributions less than (in excess of) minority share of income of TRG	(14,054)		4,534
Net income	45,117		71,735
Preferred dividends (5)	(23,723)		(27,622)
Net income allocable to common shareowners	21,394		44,113

SUPPLEMENTAL INFORMATION:
EBITDA - 100%	328,196	162,918	264,971	205,305
EBITDA - outside partners' share	(33,243)	(71,359)	(14,882)	(91,852)
Beneficial interest in EBITDA	294,953	91,559	250,089	113,453
Beneficial interest expense	(115,790)	(31,151)	(116,082)	(37,594)
Non-real estate depreciation	(2,939)		(2,100)
Preferred dividends and distributions	(26,183)		(30,082)
Funds from Operations contribution	150,041	60,408	101,825	75,859

Net straightline adjustments to rental revenue, recoveries,
and ground rent expense at TRG %	528	577	1,680	92

(1)
The results of Cherry Creek Shopping Center are presented within the Consolidated Businesses for periods beginning January 1, 2006, as a result of the Company's adoption of EITF 04-5. Results of Cherry Creek prior to 2006 are included within the Unconsolidated Joint Ventures. In addition, in 2006 the Company modified its income statement presentation for depreciation of center replacement assets, revenues and expenses related to marketing and promotion services, and gains on land sales and interest income. As a result, certain reclassifications have been made to prior year amounts to conform to current year classifications.

(2)
With the exception of the Supplemental Information, amounts include 100% of the Unconsolidated Joint Ventures, including The Pier Shops at Caesars in 2006. Amounts are net of intercompany transactions. The Unconsolidated Joint Ventures are presented at 100% in order to allow for measurement of their performance as a whole, without regard to the Company's ownership interest. The Company accounts for its investments in the Unconsolidated Joint Ventures under the equity method.

(3)
Interest expense for the year ended December 31, 2006 includes charges of $1.0 million and $2.1 million in connection with the write-off of financing costs related to the refinancing and pay-off of the loans on Dolphin Mall and The Shops at Willow Bend, respectively, prior to their maturity. Interest expense for the year ended December 31, 2005 includes a $12.7 million charge incurred in connection with a prepayment premium and the write-off of financing costs related to the refinancing of The Mall at Short Hills, the pay-off of the Northlake Mall loan, and debt modifications in connection with the pay-off of the Oyster Bay loan.

(4)
In December 2005, a 50% owned unconsolidated joint venture sold its interest in Woodland. The Company's equity in the gain on the sale is separately presented on the income statement, and is therefore excluded from the Equity in income of Unconsolidated Joint Ventures line item.

(5)
Preferred dividends for the year ended December 31, 2006 include charges of $4.0 million and $0.6 million in connection with the redemption of the remaining $113 million of the Series A Preferred Stock and the redemption of the Series I Preferred Stock, respectively. Preferred dividends for the year ended December 31, 2005 include a $3.1 million charge incurred in connection with the redemption of $87 million of the Series A Preferred Stock.

Taubman Centers/11

TAUBMAN CENTERS, INC.
Table 4 - Reconciliation of Net Income Allocable to Common Shareowners to Funds from Operations and Adjusted Funds from Operations
For the Periods Ended December 31, 2006 and 2005
(in thousands of dollars; amounts allocable to TCO may not recalculate due to rounding)

	Three Months Ended		Year Ended
	2006	2005	2006	2005

Net income allocable to common shareowners	17,209	55,387	21,394	44,113

Add (less) depreciation and gain on disposition of property:
Gain on disposition of interest in center	-	(52,799)	-	(52,799)
Depreciation and amortization:
Consolidated businesses at 100%	38,343	33,631	137,957	128,377
Minority partners in consolidated joint ventures	(5,049)	(2,841)	(14,601)	(9,337)
Share of unconsolidated joint ventures	7,475	9,014	26,864	33,409
Non-real estate depreciation	(1,088)	(490)	(2,939)	(2,100)

Add minority interests:
Minority share of income of TRG	10,161	32,247	22,816	40,403
Distributions in excess of (less than) minority share of income of TRG	37	(23,408)	14,054	(4,534)
Distributions in excess of (less than) minority share of income of
consolidated joint ventures	1,544	(14)	4,904	152

Funds from Operations	68,632	50,727	210,449	177,684

TCO's average ownership percentage of TRG	65.3%	62.8%	65.0%	62.2%

Funds from Operations allocable to TCO	44,792	31,842	136,736	110,578

Funds from Operations (1)	68,632	50,727	210,449	177,684

Debt prepayment premium and write-off of financing costs		12,702		12,702
Charge upon redemption of Series A Preferred Stock			4,045	3,115
Charge upon redemption of Series I Preferred Stock			607
Write-off of financing costs			3,057

Adjusted Funds from Operations (1)	68,632	63,429	218,158	193,501

TCO's average ownership percentage of TRG	65.3%	62.8%	65.0%	62.2%

Adjusted Funds from Operations allocable to TCO (1)	44,792	39,815	141,737	120,501

(1)
Adjusted FFO in 2006 excludes the following unusual and/or nonrecurring items: a $1.0 million charge in connection with the write-off of financing costs related to the refinancing of the loan on Dolphin Mall prior to maturity, charges of $4.0 million and $0.6 million in connection with the redemption of the remaining $113 million of the Series A Preferred Stock and the redemption of the Series I Preferred Stock, respectively, and a $2.1 million charge in connection with the write-off of financing costs related to the pay-off of the loans on The Shops at Willow Bend prior to their maturity date. Adjusted FFO for 2005 excludes fourth quarter charges of $12.7 million incurred in connection with a prepayment premium and the write-off of financing costs related to the refinancing of The Mall at Short Hills, the pay-off of the Northlake Mall loan, and debt modifications in connection with the pay-off of the Oyster Bay loan and a charge of $3.1 million incurred in connection with the redemption of $87 million of the Series A Preferred Stock.  The Company discloses this Adjusted FFO due to the significance and infrequent nature of the charges.  Given the significance of the charges, the Company believes it is essntial to a reader's understanding of the Company's results of operations to emphasize the impact on the Company's earnings measures. The adjusted measures are not and should not be considered alternatives to net income or cash flows from operating, investing, or financing activities as defined by GAAP.

Taubman Centers/12

TAUBMAN CENTERS, INC.
Table 5 - Reconciliation of Net Income to Beneficial Interest in EBITDA
For the Periods Ended December 31, 2006 and 2005
(in thousands of dollars; amounts allocable to TCO may not recalculate due to rounding)

	Three Months Ended		Year Ended
	2006	2005	2006	2005

Net income	20,868	61,391	45,117	71,735

Add (less) depreciation and gain on disposition of property:
Gain on disposition of interest in center	-	(52,799)	-	(52,799)
Depreciation and amortization:
Consolidated businesses at 100%	38,343	33,631	137,957	128,377
Minority partners in consolidated joint ventures	(5,049)	(2,841)	(14,601)	(9,337)
Share of unconsolidated joint ventures	7,475	9,014	26,864	33,409

Add (less) preferred interests and interest expense:
Preferred distributions	615	615	2,460	2,460
Interest expense:
Consolidated businesses at 100%	30,175	42,361	128,643	121,612
Minority partners in consolidated joint ventures	(3,278)	(1,466)	(12,853)	(5,530)
Share of unconsolidated joint ventures	8,299	9,499	31,151	37,594

Add minority interests:
Minority share of income of TRG	10,161	32,247	22,816	40,403
Distributions in excess of (less than) minority share of income of TRG	37	(23,408)	14,054	(4,534)
Distributions in excess of (less than) minority share of income of
consolidated joint ventures	1,544	(14)	4,904	152

Beneficial Interest in EBITDA	109,190	108,230	386,512	363,542

TCO's average ownership percentage of TRG	65.3%	62.8%	65.0%	62.2%

Beneficial Interest in EBITDA allocable to TCO	71,261	67,937	251,062	226,363

Taubman Centers/13

TAUBMAN CENTERS, INC.
Table 6 - Balance Sheets
As of December 31, 2006 and December 31, 2005
(in thousands of dollars)

	As of
	December 31, 2006	December 31, 2005
Consolidated Balance Sheet of Taubman Centers, Inc. (1):

Assets:
Properties	3,398,122	3,081,324
Accumulated depreciation and amortization	(821,384)	(651,665)
	2,576,738	2,429,659
Investment in Unconsolidated Joint Ventures	86,493	106,117
Cash and cash equivalents	26,282	163,577
Accounts and notes receivable, net	36,650	41,717
Accounts and notes receivable from related parties	2,444	2,400
Deferred charges and other assets	98,015	54,110
	2,826,622	2,797,580

Liabilities:
Notes payable	2,319,538	2,089,948
Accounts payable and accrued liabilities	248,190	235,410
Dividends and distributions payable	19,849	15,819
Distributions in excess of investments in and net income of
Unconsolidated Joint Ventures	101,944	101,028
	2,689,521	2,442,205

Preferred Equity of TRG	29,217	29,217

Shareowners' Equity:
Series A Cumulative Redeemable Preferred Stock		45
Series B Non-Participating Convertible Preferred Stock	28	29
Series G Cumulative Redeemable Preferred Stock
Series H Cumulative Redeemable Preferred Stock
Common Stock	529	519
Additional paid-in capital	635,304	739,090
Accumulated other comprehensive income (loss)	(9,560)	(9,051)
Dividends in excess of net income	(518,417)	(404,474)
	107,884	326,158
	2,826,622	2,797,580

Combined Balance Sheet of Unconsolidated Joint Ventures (2):

Assets:
Properties	1,157,872	1,076,743
Accumulated depreciation and amortization	(320,256)	(363,394)
	837,616	713,349
Cash and cash equivalents	35,504	33,498
Accounts and notes receivable	26,769	23,189
Deferred charges and other assets	23,417	24,458
	923,306	794,494

Liabilities:
Notes payable	1,097,347	999,545
Accounts payable and other liabilities	84,177	59,322
	1,181,524	1,058,867

Accumulated Deficiency in Assets:
Accumulated deficiency in assets - TRG	(161,666)	(170,124)
Accumulated deficiency in assets - Joint Venture Partners	(93,843)	(91,179)
Accumulated other comprehensive income (loss) - TRG	(2,112)	(2,430)
Accumulated other comprehensive income (loss) - Joint Venture Partners	(597)	(640)
	(258,218)	(264,373)
	923,306	794,494

(1)
The December 31, 2006 balance sheet amounts include Cherry Creek Shopping Center, which the Company began consolidating upon the adoption of EITF 04-5 on January 1, 2006. The effect of adopting EITF 04-5 on the January 1, 2006 balance sheet was an increase in assets of approximately $136 million and liabilities of approximately $199 million and a $63 million reduction of beginning equity, representing the cumulative effect of a change in accounting principle.

In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin No. 108 (SAB 108), providing the SEC staff's views regarding the process of evaluating financial statement misstatements. In adopting SAB 108 in the fourth quarter of 2006, the Company corrected certain misstatements considered immaterial to any single prior period when considered under the acceptable evaluation method previously utilized by the Company. In correcting these misstatements, the Company recorded a $5.9 million reduction to shareholders' equity in its opening (January 1, 2006) balance sheet pursuant to the requirements of SAB 108. The prior year misstatements corrected in this manner were (1) $3.5 million related to rental costs on a ground lease at Cherry Creek not being recognized on a straightline method prior to 1999, (2) the Company’s $1.3 million share of the cumulative prior year items of Arizona Mills, a 50% unconsolidated joint venture, provided to us by The Mills Corporation, which manages the center (these items primarily related to write-offs of tenant allowances), and 3) $1.0 million of other.

(2)
Amounts as of December 31, 2006 exclude Cherry Creek Shopping Center, which the Company began consolidating upon the adoption of EITF 04-5. Amounts as of December 31, 2006 include The Pier Shops at Caesars.

Taubman Centers/14

TAUBMAN CENTERS, INC.
Table 7 - 2007 Annual Outlook
(all dollar amounts per common share on a diluted basis; amounts may not add due to rounding)

	Range for Year Ended
	December 31, 2007

Funds from Operations per common share	2.77	2.82

Real estate depreciation - TRG	(1.70)	(1.63)

Depreciation of TCO's additional basis in TRG	(0.12)	(0.12)

Distributions in excess of earnings allocable
to minority interest	(0.25)	(0.18)

Net income allocable
to common shareholders, per common share	0.70	0.88